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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Martin Forrest	Vince Barella
Senior Director	Manager
Corporate Communications	Corporate Communications
& Investor Relations	& Investor Relations
Chiron Corporation	Chiron Corporation
510.923.5705	510.923.2138

Chiron Licenses its HIV-1 and HCV Intellectual Property
for NAT Blood Screening to Roche

HIV-1 and HCV NAT blood screening tests to be supplied to blood bank market by both Chiron and Roche

    Emeryville, CA, May 23, 2001—Chiron Corporation (NASDAQ: CHIR) announced today that it has reached agreement on definitive licensing terms with F. Hoffmann-La Roche ("Roche") under its human immunodeficiency virus type 1 (HIV-1) and hepatitis C virus (HCV) intellectual property for nucleic acid testing (NAT) to screen blood, plasma, and blood products intended for transfusion. This agreement will replace the earlier interim licensing arrangement agreed to by Chiron and Roche in October 2000.

    Roche is now licensed to manufacture and sell probe-based HIV-1 and HCV blood screening tests worldwide, in both single donor and pooled formats, for the life of the patents. This license contains new royalty rates that are based on the number of donations tested and not on test kits sold. These rates will be phased-in during the remainder of 2001, so that by 2002 all probe-based HIV-1 and HCV blood screening tests sold by Roche worldwide will bear royalties under the new agreement. Chiron and Roche have agreed that in certain regions of the world, including Africa and most of Asia, the HIV-1 license will be free of royalties. In addition, the parties have agreed that the HCV royalties will be discounted in these regions.

    "The safety of blood products worldwide remains a corporate priority for Chiron," commented Seán Lance, Chiron's chairman and chief executive officer. "This agreement ensures that the tests will be provided by Chiron and Roche, guaranteeing a reliable supply structure," Lance continued.

    "A decade ago, Chiron pioneered HCV immunoassay screening of blood with our partner Johnson & Johnson and our licensee Abbott. Now NAT testing is offered by Chiron with our partner Gen-Probe and our licensee Roche," said Rajen Dalal, president of Chiron's Blood Testing Division. "Both technologies complement each other and help make the blood supply in Europe, North America, Japan, and areas in Asia/Pacific safer than it has ever been. Now our task is to make these tests available in regions where the need remains acute," Dalal continued.

    In October 2000, the two companies entered broad license agreements covering clinical diagnostics for HIV-1 and HCV. Under the previously announced agreements, Chiron granted Roche worldwide licenses to manufacture and sell probe-based HIV-1 and HCV clinical diagnostic tests covered by Chiron's HIV-1 and HCV patents. At that time, the companies entered into an interim NAT license agreement to permit Roche to continue to serve its blood screening customers while final terms were negotiated.

    Approximately 50 million units of whole blood are donated and screened annually in target markets throughout the world, including approximately 18 million in Europe, 13 million in the U.S., and 6 million in Japan. Of the 13 million annual whole blood donations in the U.S., 70% are tested with the Chiron Procleix™ HIV-1/HCV Assay, a nucleic acid amplification test, under an Investigational New Drug (IND) application. In March, the Biologics License Application (BLA) for the Chiron Procleix™ HIV-1/HCV Assay was accepted for review by the U.S. Food and Drug Administration (FDA). The Chiron Procleix™ System is in use in Australia, France, Italy, Portugal, Spain, and Singapore and commercial evaluations are ongoing elsewhere.

    The Chiron Procleix™ HIV-1/HCV Assay is designed to detect the presence of HIV-1 or HCV during the earliest stages of infection when an infectious agent appears in the blood but cannot yet be detected by current serological screening technologies. Utilizing state of the art transcription mediated amplification (TMA) technology developed by Gen-Probe Incorporated ("Gen-Probe"), a wholly owned subsidiary of Chugai Pharmaceutical Co., Ltd. (Ticker Symbol: 4519, Exchanges: OSA TYO OTH), the assay may significantly reduce the time between infection and detection, known as the "window period." Industry data show that this window period can be reduced by as much as 85 percent in the case of HCV and 50 percent in the case of HIV-1.

Chiron Blood Testing

    Chiron Blood Testing is a leading supplier to the blood banking industry worldwide. In 1998, Chiron and Gen-Probe began a collaboration for the development and marketing of improved infectious disease blood screening tests, such as HIV-1, HCV and hepatitis B virus (HBV), incorporating a novel and highly sensitive nucleic acid amplification technology. Chiron also develops and markets immunoassay screening and supplemental tests, including Chiron RIBA™ SIA confirmatory tests, as well as hepatitis and retroviral antigens through its joint business with Ortho-Clinical Diagnostics, Inc. (a Johnson & Johnson Company).

    Chiron's leadership in the field of HCV began with the company's discovery and successful cloning of the virus in 1987. In addition to licensing technology to Roche, Chiron has also licensed HCV technologies to other companies working to prevent and treat this disease as part of an active out-licensing program. Major licensees of Chiron HCV technology include Abbott Laboratories, Bayer AG, Ortho-Clinical Diagnostics (a Johnson & Johnson company), BioRad Laboratories and Gen-Probe for diagnostics, and Pharmacia, Glaxo Wellcome and others for therapeutic applications.

About Chiron

    Chiron Corporation, headquartered in Emeryville, California, is a leading biotechnology company that participates in three global healthcare markets: biopharmaceuticals, vaccines, and blood testing. The company is applying an integrated scientific approach to the development of innovative products for preventing and treating cancer and infection. For more information about Chiron, visit the company's web site at www.chiron.com.

    This news release contains forward-looking statements that involve risks and uncertainties. Among the uncertainties related to the forward-looking statements made in this release are the regulatory approval and commercial acceptance of Chiron's products and Roche's products.
A full discussion of the company's operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company files with the SEC, such as form 10-Q and 10-K. These documents identify important factors that could cause the company's actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review, manufacturing capabilities and marketing effectiveness.

    Procleix and RIBA are trademarks of Chiron Corporation.

QuickLinks

  Exhibit 99.1
Chiron Licenses its HIV-1 and HCV Intellectual Property for NAT Blood Screening to Roche
HIV-1 and HCV NAT blood screening tests to be supplied to blood bank market by both Chiron and Roche